Exhibit 10.1

Executive Severance Pay Policy

Purpose	Provide severance benefits to Eligible Employees whose employment with the Meta Financial Group, Inc. and/or MetaBank, N.A (“Meta”) terminates upon a Qualifying Event.
Eligible Employees
•    Chief Executive Officer (“CEO”), President and Executive Vice Presidents of Meta who sit on the Executive Committee
•    Other select employees identified by the CEO and approved by the Compensation Committee

Qualifying Event	• Termination of employment without Cause not Related to a Change in Control • Termination of employment without Cause Related to Change in Control
Severance Benefits
Provision	Termination without Cause Not Related to Change-in-Control	Termination without Cause Related to Change-in-Control
Cash Severance Multiple	•CEO = 2.0x salary and 2.0x target cash bonus •Other Eligible Employees = 1.0x salary and 1.0x target cash bonus	<= same as
Health Benefit Continuation (Cash Payment Based on COBRA Premiums)	•CEO = 2 years •Other Eligible Employees = 1 year	<= same as
Treatment of Unvested Equity for Termination without Cause	•Forfeiture if termination if within 6 months of the fiscal year in the year of grant; otherwise, continued vesting	•Full vesting (accelerated)

The term “Severance Benefits” is defined to include the above.

Note: The Omnibus Plan, Performance-Based Restricted Stock Agreements and Performance Share Unit Agreements specify equity treatment upon death, disability, or retirement. In the case of retirement, unvested equity for retirement is forfeited if termination is within 6 months of the start of the fiscal year of the year of grant; otherwise, continued vesting. This Policy does not override any more favorable vesting conditions in the applicable award agreements.

Outplacement Services	Payment of up to $10,000 for employee outplacement services upon submission of receipt after revocation period.

Exhibit 10.1

Restrictions and Release
To receive any Severance Benefits, Eligible Employees must
1.Sign and not revoke a general release of claims against Meta (“Release”)
2.Agree to non-disparagement covenants in the Release
3.Agree to a 12-month non-solicitation covenants that covers customers, employees and third-party relationships in the Release
The Release may be amended from time to time by Meta and the Compensation Committee.

Payment
•For terminations not Related to a Change-in-Control, cash amounts payable (including for Health Benefit Continuation) will be in substantially equal consecutive installments of: over 24 months for the CEO and 12 months for other Eligible Employees, with each such installment paid on Meta’s normal payroll dates, less standard withholding and deductions elected by Eligible Employee or required by applicable law. The first payment will not be made until the Release becomes effective (and no later than 75 days after the termination date), with a catch up for any payments that would have been made on payroll dates before the Release becomes effective).
•For terminations Related to a Change-in-Control, the applicable amounts will be paid in lump sum as soon as practicable after the revocation period (and no later than 75 days after the termination date).

Tax
Eligible Employees will be fully responsible for the payment of any and all taxes which may result from Severance Benefit payments awarded by the Compensation Committee, and payments will be subject to all applicable tax withholding requirements.

Administration	This Policy will be administered by the Compensation Committee or a committee designated by it. The administrator shall have the full power and authority in its sole discretion to make all determinations under this Policy regarding eligibility for, and amount of, severance benefits. The interpretations and decisions of the administrator shall be final and conclusive on all parties.
Definitions	Capitalized terms will have the meanings defined above or in Exhibit A.
Additional Terms	See Exhibit B for additional terms that apply.

Exhibit 10.1
EXHIBIT A

Definitions

“Cause” means an Eligible Employee has, in the reasonable determination of the Compensation Committee:

1.continuously failed to substantially perform their duties to Meta (other than as a result of incapacity due to mental or physical illness) after a written demand for substantial performance is delivered to them by the CEO or Board that specifically identifies the manner in which the CEO or the Board believes they have not substantially performed their duties;
2.engaged in illegal acts, gross negligence or willful misconduct which is causes material injury to Meta;
3.materially breached any Meta policy; or
4.consistently failed to meet reasonable performance expectations (other than as a result of incapacity due to mental or physical illness) after a written notice for substantial performance is delivered to them by the CEO or Board that specifically identifies the manner in which the CEO or the Board believes they have consistently failed to meet reasonable performance expectations and they have failed within 90 days of receiving such notice to resume diligent performance of their duties to the reasonable satisfaction of the CEO or Board.

“Change-in-Control” means “change of control” as defined in the Section 409A of the Code, as follows:
1.a change in the ownership of the corporation;
2.a change in the effective control of the corporation; or
3.a change in the ownership of a substantial portion of the assets of the corporation.

"Change in ownership of the corporation" means a person or more than one person acquires more than 50% of the total fair market value and total voting power of the corporation.

"Change in the effective control of the corporation" means (a) that a person or group of people acquires 30% or more of the total voting power; or (b) a majority of the members of the corporation's board of directors is replaced during any 12-month period, and whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors before the date of the appointment or election.

"Change in the ownership of a substantial portion of the corporation's assets" means the date on which a person or group of people acquires assets with a total gross fair market value of 40% of the total gross fair market value of all assets of the corporation immediately before such acquisition. The 40% requirement can be increased as desired by the corporation.

“Code” means Internal Revenue Code of 1986, as amended from time to time (including any valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder).

"Corporation" means (1) the corporation for whom the service provider is performing services at the time of the change in control event; (2) the corporation that is liable for the payment of the deferred compensation; or (3) a corporation that is a majority shareholder of a corporation identified in either 1 or 2 above.

Exhibit 10.1
“Omnibus Plan” means Meta’s Amended and Restated 2002 Omnibus Incentive Plan, as it may be amended, restated and/or replaced from time to time.

“Related to Change-in-Control” means an involuntary termination without Cause from closing of a Change-in-Control through 24 months after closing.

Exhibit 10.1
EXHIBIT B

Additional Terms

1. 409A. This Policy will be interpreted to ensure that the payments to an Eligible Employee under the Policy are exempt from, or comply with, Section 409A of the Code (“Section 409A”); provided, however, that nothing in this Policy will be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from any Eligible Employee to Meta or any other individual or entity. Any payment under the Policy that is subject to Section 409A and that is contingent on a termination of employment is contingent on a “separation from service” within the meaning of Section 409A. Each such payment will be considered to be a separate payment for purposes of Section 409A. If, upon separation from service, an Eligible Employee is a “specified employee” within the meaning of Section 409A, any payment to such Executive that is subject to Section 409A and would otherwise be paid within six months after the Eligible Employee’s separation from service will instead be paid in the seventh month following the Participant’s separation from service (to the extent required by Section 409A). If the period during which an Eligible Employee who has a qualifying termination has discretion to execute or revoke a release straddles two calendar years, Meta will make the payments that are conditioned upon the release no earlier than January 1st of the second of such calendar years, regardless of which taxable year such Participant actually delivers the executed release to Meta.

2. Parachute Payments. Notwithstanding anything in this Policy to the contrary, if any payments or benefits received or to be received by an Eligible Employee under this Policy or any other plan, arrangement or agreement (all such payments referred to herein as “Parachute Payments”) constitute “parachute payments” within the meaning of Code Section 280G and would, but for this Section, be subject to the excise tax imposed under Code Section 4999 (the “Excise Tax”), then prior to making the Parachute Payments, a calculation shall be made comparing (x) the Net Benefit (defined below) to the Eligible Employee of the Parachute Payments after payment of the Excise Tax to (y) the Net Benefit to the Eligible Employee if the Parachute Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (x) above is less than the amount under (y) above will the Parachute Payments be reduced to the minimum extent necessary to ensure that no portion of the Parachute Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the Parachute Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section shall be made in a manner determined solely by Meta that is consistent with the requirements under Section 409A. All calculations and determinations under this Section shall be made by an independent accounting firm or independent tax counsel appointed by Meta (“Tax Counsel”) whose determinations shall be conclusive and binding on Meta and the Eligible Employee for these purposes. For purposes of making the calculations and determinations required by this Section, Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Code Sections 280G and 4999. Meta and the Eligible Employee shall furnish to Tax Counsel with such information and documents as Tax Counsel may reasonably request in order to make its determinations under this Section. Meta shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

3. Miscellaneous. This Policy is not intended to be a plan subject to the requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”), but if it is determined to be subject to ERISA, it is intended to be an unfunded welfare plan for a selected group of management or highly compensated employees. This Policy shall not create or be construed to create a trust or separate fund

Exhibit 10.1
of any kind or a fiduciary relationship between Meta and an Eligible Employee or any other person. To the extent that any person acquires a right to receive payments from Meta pursuant to this Policy, such right shall be no greater than the right of any general unsecured creditor of Meta. This Policy shall be governed, construed, performed and enforced in accordance with its express terms, and otherwise in accordance with the laws of the state of South Dakota, without reference to principles of conflict of laws. For the purposes of any suit, action, or other proceeding arising out of this Policy, Meta and each Eligible Employee: (i) agree to submit to the exclusive jurisdiction of the federal or state courts located in Sioux Falls, South Dakota, (ii) waive any objection to personal jurisdiction or venue in such jurisdiction, and agree not to plead or claim forum non conveniens; and (iii) waive their respective rights to a jury trial of any claims and causes of action, and agree to have any matter heard and decided solely by the court.